Exhibit 23 to Annual Report
On Form 10-K
for Fiscal Year Ended June 30, 2021
By Parker-Hannifin Corporation
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-236292 on Form S-3; and Registration Statement Nos. 333-236293, 333-117761, 333-126957, 333-186733, 333-186734, 333-192909, 333-201071 and 333-215107 on Form S-8 of our report dated August 25, 2021, relating to the financial statements and the financial statement schedule of Parker-Hannifin Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2021.
/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
August 25, 2021